Exhibit 99.1

NEWS

RELEASE

                                              Vectren Corporation

                                                          P.O. Box 209

                                              Evansville, IN 47702-0209

Investor Contact    Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact         Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

FOR IMMEDIATE RELEASE

February 25, 2010

Vectren Corporation Reports 2009 Results
Issues 2010 Guidance

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported 2009 net income of $133.1 million, or $1.65 per share, which compares to net income of $129.0 million, or $1.65 per share, in 2008.  Fourth quarter net income was $54.6 million, or $0.68 per share, compared to $37.1 million, or $0.46 per share, in 2008.  Excluding the charge related to an investment by ProLiance Energy, LLC in Liberty Gas Storage, LLC, 2009 annual net income was $145.0 million, or $1.80 per share.  Net income excluding the charge is a non-GAAP performance measure.  See a discussion of this non-GAAP performance measure later in this earnings release.

Summary Results
•
Utility Group 2009 earnings were $107.4 million, or $1.33 per share, compared to $111.1 million, or $1.42 per share, in 2008.  Utility Group results were down only modestly in 2009, even after considering the impacts of the recession; significant cost reductions helped offset those impacts to a large degree.  Fourth quarter Utility Group earnings were $35.9 million, or $0.44 per share, compared to $30.7 million, or $0.38 per share, in the fourth quarter of 2008.

•
Nonutility Group 2009 earnings, excluding the Liberty charge, were $37.7 million, or $0.47 per share, compared to earnings of $18.9 million, or $0.24 per share, in 2008.  For the fourth quarter, Nonutility Group earnings were $19.0 million, or $0.24 per share, compared to $6.8 million, or $0.08 per share, in 2008.

“Overall, we are pleased with 2009 results.  Our utility group performance was good, though the impacts of the recession were certainly felt.  Our commitment to cost control helped mitigate some of the impacts of the slowed economy.  Our nonutility group showed significantly improved performance, particularly in our coal mining and retail gas marketing businesses,” said Niel C. Ellerbrook, Vectren’s Chairman and CEO.

2010 Earnings Guidance

The company expects 2010 consolidated earnings to be within a range of $1.60 to $1.80 per share.  Within this overall range, the projected earnings from the Utility Group are $1.23 to $1.33 per share and projected earnings from the Nonutility Group are $0.37 to $0.47 per share.

The above consolidated earnings expectations are consistent with recessionary impacts experienced in 2009, including a continued lower demand for electricity, natural gas, and coal.  These expectations contemplate additional coal sales and beginning production at the Oaktown mines as the near term market improves.  Further, these earnings expectations are based on normal weather in the company’s electric service territory and reflect that weather impacts in the gas territories are largely mitigated as a result of rate design and/or weather mechanisms in place in Indiana and Ohio.  Changes in these events or other circumstances could materially impact earnings and result in earnings for 2010 significantly above or below this guidance.  These targeted ranges are subject to such factors discussed below under “Forward-Looking Statements.”
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Management Succession

Niel C. Ellerbrook, chairman and CEO of Vectren Corp (NYSE:VVC), will retire May 31, 2010, as the company’s CEO, after a decade of service in the position. Ellerbrook will serve in the role of non-executive chairman for the company.

Ellerbrook joined Indiana Gas Company, Inc., in 1980 where he assumed increasing responsibilities culminating in 1999 with his election as president and CEO of Indiana Energy, Inc., the holding company of Indiana Gas and a predecessor of Vectren. The Vectren board of directors elected Ellerbrook as chairman and chief executive officer effective upon its formation in March 2000.  Ellerbrook was instrumental in merging two energy holding companies together to create Vectren while concurrently purchasing the natural gas distribution assets of Dayton Power and Light.  These transactions have produced one of Indiana’s largest publicly traded corporations. With nearly $2.1 billion in revenues and 3,700 employees, Vectren provides products and services in nearly half of the United States, including 1.1 million utility customers in Indiana and Ohio.

As part of the company’s succession planning process, the board of directors chose Carl L. Chapman, Vectren’s president and chief operating officer, to replace Ellerbrook as the next CEO. Chapman was elected to the board of directors in May 2009 and has served as an officer of the company for more than 20 years.

Chapman joined Indiana Gas Company, Inc., in 1985 after eight years of service with Arthur Andersen & Co.  Chapman has held various executive management roles including executive vice president and COO of Vectren, president of Vectren Enterprises, Vectren’s holding company for its nonregulated subsidiaries and affiliates, and executive vice president and chief financial officer of Indiana Energy, Inc.  He was also instrumental in forming ProLiance Energy, the company’s largest nonutility affiliate, where he served as the first president.

Vectren South Electric Base Rate Filing

On December 11, 2009, Vectren South Electric filed a request with the Indiana Utility Regulatory Commission (IURC) for a base rate increase for its southwestern Indiana electric utility. The regulatory filing requests approval of the increase to address capital investments, a modified electric rate design that facilitates a partnership between the company and customers to pursue energy efficiency and conservation, and new energy efficiency programs to complement those currently offered for natural gas customers.

More than half of the request to increase rates is driven by the need to recover costs associated with the roughly $325 million spent in infrastructure construction within the past three years that was needed to continue to provide reliable service to its more than 140,000 customers.  Most of the remainder of the request is to account for the now lower overall sales levels resulting from the recession. Additionally, the rate increase reflects a slight increase in the utility’s annual operating and maintenance costs since its last rate case, nearly four years ago.
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The proposed rate design, often referred to as decoupling, will break the link between customers’ consumption and the utility’s rate of return, thereby, aligning the utility’s and customers’ interests in using less energy. This approach has already been successfully implemented for Vectren’s gas utilities.

If approved as filed, the energy efficiency programs will include automatic discounts through various retailers on compact fluorescent light bulbs, rebates for the early retirement of older, inefficient appliances, including refrigerators and window-unit air conditioners, and custom programs for high-efficiency lighting for small business customers. Vectren has also proposed to establish on-site energy audits for both residential and small commercial customers.

Utility Group Discussion

The Utility Group’s 2009 earnings were $107.4 million, compared to $111.1 million in 2008.  The decrease in 2009 compared to 2008 reflects lower large customer usage and lower wholesale power sales, both due to the recession, mild cooling weather, and an increase in depreciation expense associated with rate base growth.  Increased revenues associated with regulatory initiatives, lower operating expenses, and the return of market values associated with investments related to benefit plans partially offset these declines.  Utility Group earnings were $35.9 million and $30.7 million for the fourth quarter of 2009 and 2008, respectively.  The quarterly earnings increase is primarily due to lower operating expenses.

In the company’s electric and the Ohio natural gas service territory, management estimates the margin impact of weather to be approximately $4.2 million unfavorable compared to normal temperatures and $5.4 million unfavorable compared to the prior year.  For the fourth quarter, management estimates a $0.6 million unfavorable impact from weather on margin compared to normal and a $2.2 million unfavorable impact compared to the prior year quarter.  With the rate design now in place in Ohio, the impacts of weather in Ohio should be largely mitigated in the future.

Gas Utility Margin
Gas utility margins were $447.9 million for the year ended December 31, 2009 and $128.6 million for the fourth quarter of 2009.  Following are reconciliations of the changes from 2008:

(millions)	Year	Quarter
2008 Gas Utility Margin	$449.6	$ 133.2

Regulatory initiatives, including the full impact of the Vectren North
base rate increase and the Vectren Ohio base rate increase	8.4	-
Ohio weather	(0.2)	(0.6)
Recessionary impacts:
Large customer usage declines	(4.4)	(0.4)
Declining small customer count	(1.7)	(0.4)
Miscellaneous revenues	(1.7)	(0.8)
Costs directly recovered in margin and other	(2.1)	(2.4)
Total change in Gas Utility Margin	(1.7)	(4.6)

2009 Gas Utility Margin	$447.9	128.6

Electric Utility Margin
Retail
Electric retail utility margins were $313.6 million for the year ended December 31, 2009 and $75.6 million in the fourth quarter of 2009.  Following are reconciliations of the changes from 2008:

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(millions)	Year	Quarter
2008 Retail Electric Margin	$308.8	$ 71.9

Weather	(5.2)	(1.6)
Return on pollution control investments	4.5	1.3
Recovery of tracked MISO and pollution control related costs	10.3	2.6
Large customer usage	(4.9)	0.5
All other changes	0.1	0.9
Total change in Retail Electric Margin	4.8	3.7

2009 Retail Electric Margin	$313.6	$ 75.6

Margin from Wholesale Electric Activities
In 2009, wholesale margins were $20.7 million for the year and $5.4 million for the fourth quarter, representing decreases of ($11.8) million and ($4.9) million, respectively.

Of the annual and quarterly decreases, ($17.1) million and ($5.5) million, respectively, relate to lower margin retained by the company from off-system sales.  The company experienced lower wholesale power marketing margins due primarily to lower demand and wholesale prices due to the recession, coupled with increased coal costs.  The base rate increase effective August 17, 2007, requires that wholesale margin from off-system sales earned above or below $10.5 million be shared equally with customers as measured on a fiscal year ending in August.  These results reflect the impact of that sharing.  Decreases associated with off-system sales have been partially offset by margins associated with transmission system operations.

Beginning in June 2008, the company began earning a return on electric transmission projects constructed by the company in its service territory that meet the criteria of Midwest Independent System Operator’s (MISO) transmission expansion plans.  Margin associated with these projects and other transmission system operations increased $5.3 million, to $14.6 million in 2009 and during the fourth quarter increased $0.6 million to $3.6 million.

Other Operating
Other operating expenses were $304.6 million for the year ended December 31, 2009 and $76.7 million in the fourth quarter of 2009.  Following are reconciliations of the changes from 2008:

(millions)	Year	Quarter
2008 Other Operating Expenses	$300.3	$ 82.6

Operating costs recovered in margin, such as bad debt cost recovery,
conservation program cost recovery and clean air related cost recovery	10.9	2.4
Cost reductions, including lower electric maintenance costs
and lower chemical costs	(6.6)	(8.3)
Total Change in Other Operating Expenses	4.3	(5.9)

2009 Other Operating Expenses	$304.6	$ 76.7

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Depreciation & Amortization
Depreciation expense was $180.9 million for 2009 and $46.1 million for the fourth quarter, an increase of $15.4 million and $3.8 million, respectively, compared to 2008.  The increase in depreciation is due largely to plant additions.  Plant additions include the approximate $100 million SO2 scrubber placed into service January 1, 2009, for which annual depreciation totaling $5.6 million is directly recovered in electric utility margin.

Taxes Other Than Income Taxes
Taxes Other Than Income Taxes were $60.3 million for 2009 and $14.1 million for the fourth quarter, a decrease of $12.0 million and $6.4 million, respectively, compared to 2008.  These taxes are primarily revenue-related taxes.  The decreased taxes are due largely to lower revenues, driven by significantly lower gas costs.  These tax expenses are recovered through revenue.

Other Income - Net
Other Income-net reflects income of $7.8 million in 2009 compared to income of $4.0 million in 2008.  Of the annual increase totaling $3.8 million, $2.6 million occurred in the fourth quarter.  The increases primarily reflect increases in market values associated with investments related to benefit plans.

Interest Expense
Interest expense of $79.2 million for 2009 and $20.3 for the quarter was relatively flat year over year and for the fourth quarter.  Lower short-term interest rates and lower average short-term debt balances have favorably affected interest expense year over year and are reflective of lower gas prices and the issuance of new long-term debt.  Offsetting the favorable impacts of lower rates and short term balances is the impact of two long-term financing transactions completed in 2009.  The long term financing transactions include a second quarter issuance by Utility Holdings of $100 million in unsecured eleven year notes with an interest rate of 6.28 percent and a third quarter completion by SIGECO of a $22.3 million debt issuance of 31 year tax exempt first mortgage bonds with an interest rate of 5.4 percent.

Income Taxes
Federal and state income taxes were $59.2 million in 2009 and $18.6 million for the fourth quarter, an annual decrease of ($8.4) million and a quarterly increase of $0.6 million compared to 2008.  Both the annual and quarterly changes are impacted primarily by fluctuations in pre-tax income and a lower effective tax rate in 2009 as a result of more taxable income allocated to states with low, or no, state income taxes.

Nonutility Group Discussion

All amounts included in this section are after tax.  Results reported by business group are net of nonutility group corporate expense.

In 2009, Nonutility Group earnings were $37.7 million, excluding the Liberty charge (reported in the second quarter of 2009 and discussed below), which compares to net income of $18.9 million in 2008, an increase of $18.8 million year over year.   Including the Liberty Charge, 2009 Nonutility Group earnings were $25.8 million.

The 2009 improvement of $18.8 million compared to 2008 primarily reflects a $15.4 million increase in earnings from primary nonutility operations.  Primary nonutility business groups are Energy Marketing and Services, Coal Mining, and Energy Infrastructure Services companies.  Coal mining operations has shown improvement due to increased pricing effective January 1, 2009, increasing its contribution to earnings approximately $18.0 million.  Retail gas marketing earnings are $4.5 million higher than the prior year, and performance contracting activity at Energy Systems Group (ESG) increased its earnings contribution $2.1 million compared to 2008.  These increases were partially offset by lower earnings contributions from ProLiance and Miller Pipeline.

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Other nonutility businesses operated at a loss of ($2.5) million in 2009 compared to a loss of ($5.9) million in 2008.  Other nonutility businesses are legacy investments, including investments in commercial real estate.  The lower results in 2008 were driven primarily by a charge associated with commercial real estate investments.

During the fourth quarter of 2009, the Nonutility Group contributed earnings of $19.0 million compared to $6.8 million in 2008.  The $12.2 million increase is primarily related to coal mining earnings that were $9.0 million higher than last year and ProLiance’s earnings that were $3.4 million higher than last year.  Results were partially offset by lower Energy Infrastructure earnings.

Energy Marketing and Services

Energy Marketing and Services is comprised of the company’s gas marketing operations, energy management services, and retail gas supply operations.  Operating entities contributing to these results include Vectren Source and ProLiance.  Results, inclusive of holding company costs but excluding the Liberty charge of $11.9 million after tax, from Energy Marketing and Services for the year ended December 31, 2009, were earnings of $16.0 million compared to $18.0 million in 2008.  Fourth quarter 2009 earnings were $10.0 million compared to earnings of $5.6 million in 2008.

During 2009, ProLiance’s earnings contribution was $9.6 million compared to $19.3 million in 2008.  The ($9.7) million decrease primarily reflects lower cash to NYMEX spreads compared to the prior year, particularly spreads existing in the third quarter of 2008 that had unprecedented price volatility and resulted in record quarterly earnings from ProLiance.  In the fourth quarter, ProLiance’s earnings contribution was $7.0 million compared to $3.6 million in 2008.  The quarterly increase is due primarily to increased optimization margins resulting from more favorable spreads.    ProLiance’s storage capacity was 46 BCF at December 31, 2009 compared to 42 BCF at December 2008.

Vectren Source, the company’s retail gas marketer, earned approximately $6.4 million in 2009 compared to $1.9 million in 2008.  The record earnings in 2009 resulted primarily from favorable market conditions over the course of 2009’s first quarter as revenues on variable priced sales contracts fell more slowly than gas costs.    In the fourth quarter, earnings were $2.4 million, an increase of $0.7 million compared to last year due primarily to higher customer count.  Vectren Source’s customer count at December 31, 2009, was approximately 189,000 customers compared to 170,000 at December 31, 2008.

Coal Mining

Coal Mining mines and sells coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Vectren Fuels). Inclusive of holding company costs, Coal Mining earned $13.4 million in 2009 compared to a loss of ($4.6) million in 2008.  During the fourth quarter Coal Mining earned approximately $6.0 million compared to a loss of ($3.0) million in 2008.

Compared to 2008, Coal Mining earnings have increased based on new contract pricing effective January 1, 2009.  The impact of higher revenues has been somewhat offset by increased costs per ton mined and the recession.  The anticipated cost increase was reflective of efforts to reconfigure the mining operation at Prosperity mine in order to improve future productivity and meet Mine Safety and Health Administration (MSHA) requirements.  During the second half of 2009, these improvements began to favorably impact production and operating costs.  The continuing recession resulted in a decrease in the demand for, and market price of, Illinois Basin coal, and lower than anticipated earnings from coal mining operations.  The lowered demand has caused some build up of coal inventory at most customer locations as well as at Vectren Fuels’ mines.  As a result of contracts with minimum delivery provisions, certain customers scaled back their deliveries within specified limits.  This resulted in less 2009 mine production as Vectren Fuels reduced production to align with customer’s needs.  Further, Vectren Fuels is currently in a dispute with one customer regarding its purchase contract, and Vectren Fuels is working to resolve the dispute.  Fuels sold 3.5 million tons in 2009 compared to 4.2 million tons in 2008.  The original expectation for 2009 was to sell between 4.6 and 5.2 million tons.  Further, the higher customer coal inventory levels will likely cause the current demand and supply imbalance to extend into 2010.  Early 2010 has shown some decline in customer inventory levels, due largely to colder weather and the resulting increased demand.
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The first of two new underground mines located near Vincennes, Indiana, which began minor coal extraction in the latter half of 2009, is now operational.  The second mine is currently expected to open in 2011.  However, Vectren Fuels may continue to change this time table as it evaluates the impacts of current market conditions.  Reserves at the two mines are estimated at 100 million tons of recoverable number-five coal at 11,200 BTU (British thermal units) and less than 6-pound sulfur dioxide.  The reserves at these new mines bring total coal reserves to approximately 135 million tons at December 31, 2009.  Once in production, the two new mines are capable of producing about 5 million tons of coal per year.

Energy Infrastructure Services

Energy Infrastructure Services provides underground construction and repair to utility infrastructure through Miller Pipeline Corporation (Miller) and energy performance contracting and renewable energy services through Energy Systems Group (ESG).  Inclusive of holding company costs, Energy Infrastructure Services contributed earnings of $10.8 million in 2009 compared to $11.4 million in 2008.  In the fourth quarter of 2009, these operations contributed $3.2 million compared to $5.9 million in 2008.

Miller’s 2009 annual earnings were $3.1 million compared to its $6.2 million record earnings year in 2008.  Of the annual ($3.1) million decrease, ($2.5) million occurred in the fourth quarter.  The decreases primarily result from customer cut backs in spending as a result of the recession. In addition, startup costs associated with new contracts also negatively impacted year over year results.  Lower interest rates partially offset the lower margins.  As the country continues to replace its aging natural gas infrastructure and needs for shale gas infrastructure become more prevalent, Miller is positioned for future growth.

ESG’s annual earnings were $8.8 million in 2009 compared to $6.7 million in 2008.  The increase is primarily a result of increased performance contracting revenues associated with the continued focus on renewable energy, energy conservation, and sustainability measures by ESG’s customers.   As part of ESG’s ongoing renewable energy project development strategy, results in 2009 include the sale of a 3 MW self-developed landfill gas facility.  With approval from the IURC, the facility was sold to Vectren South, as part of the utility’s strategy to continue to build a renewable energy portfolio.  ESG’s results associated with this renewable project match the results of a similar land fill gas project completed near Atlanta, Georgia in 2008.  In the fourth quarter ESG’s earnings were $3.0 million compared to $3.8 million in 2008.

At December 31, 2009, ESG’s backlog was $70 million compared to $65 million at December 31, 2008.  The national focus on a comprehensive energy strategy as evidenced by the Energy Independence and Security Act of 2007 and the American Recovery and Reinvestment Act of 2009 is likely to create favorable conditions for ESG’s growth and resulting earnings.

Charge Related to ProLiance’s Investment in Liberty Gas Storage

Liberty Gas Storage, LLC (Liberty), a joint venture between a subsidiary of ProLiance and a subsidiary of Sempra Energy (SE), is a development project for salt-cavern natural gas storage facilities.  ProLiance is the minority member with a 25 percent interest, which it accounts for using the equity method.  As reported in the second quarter, SE determined that attempts at corrective measures had been unsuccessful in development of certain caverns.  At June 30, 2009, Liberty recorded a charge of approximately $132 million to write off the caverns and certain related assets.  As an equity investor in Liberty, ProLiance recorded its share of the charge, totaling $33 million at June 30, 2009.  The company’s share is $11.9 million after tax, or $0.15 per share, and is reflected in the 2009 financial statements.
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Impacts of Share Issuance in 2008

Annual 2009 reported earnings per share are ($0.04) per share lower than 2008 due to the increased number of shares outstanding as a result of the issuance of common shares in June 2008.

Use of Non-GAAP Measures

In this press release and related information, per share earnings contributions of the Utility Group, Nonutility Group, and Corporate and Other are presented.  Such per share amounts are based on the earnings contribution of each group included in Vectren’s consolidated results divided by Vectren’s basic average shares outstanding during the period.  The earnings per share of the groups do not represent a direct legal interest in the assets and liabilities allocated to the groups, but rather represent a direct equity interest in Vectren Corporation's assets and liabilities as a whole.  These non-GAAP measures are used by management to evaluate the performance of individual businesses.  Accordingly management believes these measures are useful to investors in understanding each business’ contribution to consolidated earnings per share and in analyzing consolidated period to period changes.

This press release also contains other non-GAAP financial measures that exclude a charge related to ProLiance’s investment in Liberty Gas Storage, LLC (Liberty charge) recorded in the second quarter of 2009.  Management uses consolidated net income, consolidated earnings per share, and Nonutility Group net income, excluding the Liberty Charge, to evaluate its results.   Management believes analyzing underlying business trends is aided by the removal of the Liberty Charge due to the significant impact it has on comparability between the periods reported.   The rationale for using such non-GAAP measures is that the charge in all cases substantially decreases the performance measures, and the period to period changes do not provide meaningful comparative information regarding typical operating results.

A material limitation associated with the use of these measures excluding the Liberty charge is that these measures excluding the Liberty charge do not include all costs (i.e. the Liberty charge) recognized in accordance with GAAP.  Management compensates for this limitation by prominently displaying a reconciliation of these non-GAAP performance measures to their closest GAAP performance measures.  This display also provides financial statement users the option of analyzing results as management does or by analyzing GAAP results.

The following table reconciles consolidated net income, consolidated basic EPS, and Nonutility Group net income to those results excluding the Liberty charge.

	Year Ended December 31, 2009
(In Millions, except EPS)	GAAP- Measure	Exclude Liberty Charge	Non-GAAP Measure
Consolidated
Net Income	$133.1	11.9	$145.0
Basic EPS	$1.65	0.15	$1.80
Nonutility Group Net Income	$25.8	11.9	$37.7

The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP and the financial results calculated in accordance with GAAP.

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Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on February 26, 2010
Vectren’s financial analyst call will be at 10:30 a.m. (ET), February 26, 2010, at which time management will discuss financial results and 2010 earnings guidance.  To participate in the call, analysts are asked to dial 1-888-818-6237and present the conference call ID# 54736749.  All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com.  A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana.  Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit   www.vectren.com.

Forward-Looking Statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, "endeavor", “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, “likely”, and similar expressions intended to identify forward-looking statements.  Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.  Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornados, terrorist acts or other similar occurrences could adversely affect Vectren’s facilities, operations, financial condition and results of operations.  Increased competition in the energy industry, including the effects of industry restructuring and unbundling.  Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.  Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.  Economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.
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Economic conditions surrounding the recent  recession, which may be more prolonged and more severe than cyclical downturns, including significantly lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; decreases in demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments.  Increased natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.  Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.  Direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.  The performance of projects undertaken by the company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the company’s coal mining, gas marketing, and energy infrastructure strategies.  Factors affecting coal mining operations including  MSHA guidelines and interpretations of those guidelines; geologic, equipment, and operational risks; the ability to execute and negotiate new sales contracts and resolve contract interpretations; volatile coal market prices and demand;  supplier and contract miner performance; the availability of key equipment, contract miners and commodities; availability of transportation; and the ability to access/replace coal reserves .  Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.  Legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures.  Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws.  Changes in or additions to  federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2009 annual report on Form 10-K to be filed on or about February 26, 2010.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.